RealNetworks Appoints Tim Wan and Erik Prusch to its Board of Directors
SEATTLE, December 9, 2019 -- RealNetworks, Inc. (Nasdaq: RNWK) today announced that Tim Wan and Erik Prusch have been appointed to the Company’s Board of Directors.
“We’re delighted to add two excellent new directors to the RealNetworks Board,” said Rob Glaser, RealNetworks’ Chairman and CEO.
Mr. Wan is currently the Chief Financial Officer at Asana, Inc., a privately held company that develops and offers a SaaS-based work management platform. He has also served as Chief Financial Officer of Apigee Corporation, a cloud-based API management and predictive analytics software provider, helping to lead the company through its IPO and sale to Google in November 2016. Previously, he spent 15 years at RealNetworks, the latter three years as Chief Financial Officer. Mr. Wan holds a B.A. in economics from the University of California, Los Angeles and an M.B.A. from the University of Southern California.
“It’s an honor to rejoin RealNetworks,” said Wan. “I am incredibly excited to work with the management team and the Board on accelerating the company’s growth initiatives in SAFR and Games and revitalizing its other businesses.”
Mr. Prusch has served as Chief Executive Officer at several companies, including Harland Clarke Holdings Corp., a provider of integrated payment solutions and integrated marketing services; Outerwall Inc. (formerly, Coinstar, Inc.), a provider of automated retail solutions; NetMotion Wireless, Inc., and Lumension Security, Inc., both providers of mobile and enterprise security products and services; Clearwire Corporation, a provider of 4G wireless broadband services; and Borland Software Corporation, a provider of enterprise software tools and solutions. He has also served in senior finance and operations roles at these and other companies, as well as having served on multiple other boards of directors. Mr. Prusch holds a Bachelor’s Degree from Yale University and an M.B.A. from NYU’s Stern School of Business.
“I’ve been impressed with Real’s compelling long-term growth prospects and its promising early results with its SAFR facial and object recognition platform,” said Prusch. “I look forward to joining the RealNetworks Board and helping Real continue to move forward.”
“It is a sincere pleasure to welcome Tim back to the RealNetworks family,” Glaser continued. “The Board will greatly benefit from his deep knowledge of the Company as well as his strong financial and business experience. I’m equally delighted to have Erik join our Board. Erik brings great value to the Board with over 25 years of executive experience, having successfully led several technology and consumer-facing businesses through periods of innovation and adaptation.”
With the appointment of Mr. Wan and Mr. Prusch, the RealNetworks Board will now have a total of eight directors.

About RealNetworks
Building on a legacy of digital media expertise and innovation, RealNetworks has created a new generation of products that employ best-in-class artificial intelligence and machine learning to enhance and secure our daily lives. SAFR (www.safr.com) is the world’s premier facial recognition platform for live video. Leading in real-world performance and accuracy as evidenced in testing by NIST, SAFR enables new applications for security, convenience, and analytics. For information about our other products, visit www.realnetworks.com.

RealNetworks is a registered trademark of RealNetworks, Inc. All other trademarks, names of actual companies and products mentioned herein are the property of their respective owners.

For More Information:
Investor Relations for RealNetworks
Kimberly Orlando, Addo Investor Relations
310-829-5400
IR@realnetworks.com
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